Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Reports Fiscal Year 2012 First Quarter Results

SCOTTSDALE, ARIZ. – Feb. 2, 2012 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, today reported net revenues for the first quarter ended Dec. 31, 2011 of $106.4 million, a 9.4 percent decrease from $117.4 million for the first quarter of the prior year. Net income for the first quarter ended Dec. 31, 2011 was $4.0 million, a decrease of 60.6 percent from $10.3 million for the first quarter of the prior year. Earnings per share for the first quarter ended Dec. 31, 2011 was 16 cents per diluted share as compared to 42 cents per diluted share for the first quarter ended Dec. 31, 2010.

Return on equity for the trailing four quarters ended Dec. 31, 2011 was 15.6 percent compared to 21.4 percent for the trailing four quarters ended Sept. 30, 2011.

“As expected, with our lower student population levels, we experienced negative operating leverage across our campuses during the first quarter,” said Kim McWaters, chief executive officer.  “We remain focused on cost containment while rebuilding our student population and are encouraged by improvements in our leading indicators. We are cautiously optimistic that we will continue to gain momentum in rebuilding our student population levels during the second half of the year. Additionally, we expect to continue to see variability in new student starts among quarters,” said McWaters.

Student Metrics

	Three Months Ended
	December 31,
	2011	2010
	(Rounded to hundreds)
Total starts	3,300	3,300
Average undergraduate full-time student enrollment	18,300	20,400
End of period undergraduate full-time student enrollment	17,300	19,300

First Quarter Operating Performance

For the first quarter of 2011, revenues were $106.4 million, a 9.4 percent decrease from $117.4 million for last year’s first quarter. The decrease in revenues primarily relates to a decrease in average undergraduate full-time student enrollment of 10.7 percent and one less earning day in the current year partially offset by an increase in tuition rates. During the first quarter of 2011 and 2010, tuition excluded $2.6 million and $1.8 million, respectively, related to students participating in the Company’s proprietary loan program which will be recognized as revenue when payments are received.

Operating income and margin for the first quarter of 2011 was $6.6 million and 6.2 percent, respectively, compared to operating income and margin of $16.9 million and 14.3 percent, respectively, in the same period last year. The decrease in operating income is primarily attributable to the decrease in revenues and an increase in advertising expense, partially offset by a decrease in tools and training aids expense.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2011 was $13.2 million compared to $23.3 million in the same period last year. See “Use of Non-GAAP Financial Information” below.

Liquidity

Cash, cash equivalents and investments totaled $113.0 million at Dec. 31, 2011, compared to $109.6 million at Sept. 30, 2011. At Dec. 31, 2011, shareholders’ equity totaled $147.3 million as compared to $142.1 million at Sept. 30, 2011.

Cash flow provided by operating activities was $5.6 million for the three months Dec. 31, 2011, compared with $11.7 million for the three months ended Dec. 31, 2010.

2012 Outlook

For the remainder of 2012, we expect to continue to be impacted by the macro-economic headwinds, continued pressure on program affordability and our lower student populations as we entered the year. The rate of decline improved for both applications and new student starts during the first quarter. We expect new student starts during the second quarter will decline year over year and be lower than the first quarter results before they potentially turn positive in the second half of the year. However, we continue to expect average student populations for the full year to decline, resulting in a mid to high single digit decline in revenue in 2012 and an overall decline in operating margins compared to 2011. Given these trends and the higher fixed component in our admissions cost structure as a result of regulatory changes, we are focused on efficiencies and managing costs.  Due to the seasonality of our business and normal fluctuations in student populations, we would expect volatility in our quarterly results.

Conference Call

Management will hold a conference call to discuss the 2012 first quarter results today at 2:30 p.m. MST (4:30 p.m. EST). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website for 60 days or the replay can be accessed through February 9, 2012 by dialing 412-317-0088 or 877-344-7529 and entering pass code 10009184.

Safe Harbor Statement

All statements contained herein, other than statements of historical fact, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, changes to regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the Company and other risks that are described from time to time in the Company’s public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

Use of Non-GAAP Financial Information

This press release and the related conference call contains non-GAAP (Generally Accepted Accounting Principles) financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management chooses to disclose to investors, these non-GAAP financial measures because they provide an additional analytical tool to clarify the results from operations and helps to identify underlying trends. Additionally, such measures help compare the Company’s performance on a consistent basis across time periods. To obtain a complete understanding of the Company’s performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the financial statements and notes thereto included in the annual and quarterly filings with the Securities and Exchange Commission. Since the items excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be an alternative to net income as a measure of the Company’s operating performance or profitability. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than UTI does, limiting their usefulness as a comparative measure across companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures are included below.

About Universal Technical Institute, Inc.

Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 160,000 graduates in its 47-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). To learn more about UTI and its training services, log on to www.uti.edu.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

		Three Months Ended
		December 31,
		2011	2010
		(In thousands, except per share amounts)
Revenues		$106,427	$117,447
Operating expenses:
	Educational services and facilities	51,691	53,836
	Selling, general and administrative	48,170	46,758

	Total operating expenses	99,861	100,594

Income from operations		6,566	16,853

Other income:
Interest income, net		92	88
Other income		153	130

	Total other income	245	218

Income before income taxes		6,811	17,071
Income tax expense		2,771	6,815

Net income		$4,040	$10,256

Earnings per share:
Net income per share – basic		$0.16	$0.42

Net income per share – diluted		$0.16	$0.42

Weighted average number of shares outstanding:
	Basic	24,693	24,282

	Diluted	24,802	24,585

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		December 31,	September 30,
		2011	2011
		(In thousands)
Assets
Current assets:
Cash and cash equivalents		$51,067	$53,670
Investments, current portion		53,872	50,052
Receivables, net		10,644	11,205
Deferred tax assets		6,293	7,837
	Prepaid expenses and other current assets	12,810	10,709

	Total current assets	134,686	133,473
Investments, less current portion		8,095	5,830
Property and equipment, net		95,091	100,377
Goodwill		20,579	20,579
Other assets		5,660	5,328

Total assets		$264,111	$265,587

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$37,200	$35,905
Deferred revenue		54,092	61,394
Accrued tool sets		4,632	4,723
Income tax payable		1,887	2,032
Other current liabilities		635	642

	Total current liabilities	98,446	104,696
Deferred tax liabilities		1,141	2,443
Deferred rent liability		12,162	11,799
Other liabilities		5,040	4,534

	Total liabilities	116,789	123,472

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	29,887,257 shares issued and 24,699,930
	shares outstanding at December 31, 2011 and
	29,560,276 shares issued and 24,690,050
	shares outstanding at September 30, 2011	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		163,233	156,497
	Treasury stock, at cost, 5,187,327 shares at December 31, 2011 and
	4,870,226 shares at September 30, 2011	(82,075)	(76,506)
Retained earnings		66,161	62,121

	Total shareholders’ equity	147,322	142,115

Total liabilities and shareholders’ equity		$264,111	$265,587

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$4,040	$10,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,293	6,082
Amortization of held-to-maturity investments	537	217
Bad debt expense	2,533	2,283
Stock-based compensation	1,682	1,710
Excess tax benefit from stock-based compensation	-	(4)
Deferred income taxes	(219)	1,507
Loss on disposal of property and equipment	23	139
Changes in assets and liabilities:
Receivables	(1,972)	2,548
Prepaid expenses and other current assets	(2,121)	(991)
Other assets	(333)	(549)
Accounts payable and accrued expenses	2,137	(11,895)
Deferred revenue	(7,302)	(5,486)
Income tax payable	(145)	5,035
Accrued tool sets and other current liabilities	(98)	106
Deferred rent liability	363	489
Other liabilities	153	297

Net cash provided by operating activities	5,571	11,744

Cash flows from investing activities:
Purchase of property and equipment	(1,498)	(6,448)
Purchase of investments	(16,770)	(3,454)
Proceeds received upon maturity of investments	10,148	7,669

Net cash used in investing activities	(8,120)	(2,233)

Cash flows from financing activities:
Payment of payroll taxes on stock-based compensation through shares withheld	(54)	(89)
Proceeds from issuance of common stock under employee plans	-	61
Excess tax benefit from stock-based compensation	-	4
Net cash used in financing activities	(54)	(24)

Net (decrease) increase in cash and cash equivalents	(2,603)	9,487
Cash and cash equivalents, beginning of period	53,670	48,974

Cash and cash equivalents, end of period	$51,067	$58,461

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

Reconciliation of Net Income to EBITDA

	Three Months Ended
	December 31,
	2011	2010
	(In thousands)
Net income	$4,040	$10,256
Interest income, net	(92)	(88)
Income tax expense	2,771	6,815
Depreciation and amortization	6,523	6,290

EBITDA	$13,242	$23,273

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
SELECTED SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended
	December 31,
	2011	2010
	(In thousands)
Salaries expense	$40,176	$40,241
Employee benefits and tax	8,340	7,113
Bonus expense	3,686	4,857
Stock-based compensation	1,682	1,710
Total compensation and related costs	$53,884	$53,921

Occupancy expense	$9,777	$10,155
Bad debt expense	$2,533	$2,283
Depreciation expense	$6,521	$6,287

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